    CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED
    AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL
    TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED
    PORTIONS.
                                                              EXHIBIT 10.9

             INTEL 8086/80186 INTELLECTUAL PROPERTY SUBLICENSE AGREEMENT

This Agreement is entered into on March 30, 1999 ("Effective Date") by and between VAutomation Incorporated, having a place of business at 402 Amherst Street Nashua NH and Pixelworks, Inc. having a place of business at Tualatin, Oregon ("Sublicensee").

The parties agree as follows:

1.0    DEFINITIONS

       1.1 "Licensed Product" shall mean a semiconductor device that (1) includes an 8086 Core, and 8088 Core, an 80C186 Core or an 80C188 Core, (2) is covered by at least one valid claim of a Licensed Intel Patent, (3) contains integrated circuits other than the an 8086 Core, a 8088 Core, 80C186 Core or the 80C188 Core that provide additional functionalities other than those performed by the core, (4) is not substantially pin compatible with Intel's 80186/80188 family of microprocessors, and (5) is not an Imitation of any Intel microprocessors including the 80286, 80386, 80486, Pentium, Pentium Pro, and 80960.

       1.2 "Licensed Intel Patents" shall mean all Intel patents that would be infringed by the manufacture, use or sale of an 8086 Core, 8088 Core, 80C186 Core or 80C188 Core without an appropriate license from Intel.

       1.3 "Imitation" shall mean a product in hardware or software or a combination thereof, which can compatibly execute substantially all of the instruction set of a specific family of Intel microprocessors to achieve substantially the same result as such family of Intel microprocessors, or is substantially pin compatible with such family of Intel microprocessors.

       1.4 "80C186" shall mean a microprocessor that has all the features, properties and characteristics of one of Intel's 80C186 family of microprocessors as described in Intel's databook entitled "Embedded Microprocessors," 1995 edition.

       1.5 "80C186 Core" shall mean an integrated circuit as described in Attachment A that (1) is an 80C186, but excluding its pad ring, packaging and associated input/output circuits, and (2) can be manufactured from VAutomation's V186 HDL model of the 80C186 Core and 80C188 Core.

       1.6 "80188" shall mean a microprocessor that has all the features, properties and characteristics of one of Intel's 80C188 family of microprocessors as described in Intel's databook entitled "Embedded Microprocessors," 1995 edition.

       1.7 "80C188 Core" is based on the 80C186 Core with an eight (8) bit external bus versus a sixteen (16) bit bus and shall mean an integrated circuit that (1) is an 80C188, but excluding the pad ring, packaging and associated input/output circuits, and (2) can be manufactured from VAutomation's V186 HDL model of the core.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       1.8 "8086" shall mean a microprocessors that has all the features, properties and characteristics of one of Intel's 8086 family of microprocessors as described in Intel's databook.

       1.9 "8086 Core" shall mean an integrated circuit as described in Attachment A that (1) is an 8086, but excluding its pad ring, packaging and associated input/output circuits, and (2) can be manufactured from VAutomation's V8086 HDL model of the 8086 Core.

       1.10 "8088" shall mean a microprocessor that has all the features, properties and characteristics of one of Intel's 8088 family of microprocessors as described in Intel's databook.

       1.11 "8088 Core" shall mean an integrated circuit as described in Attachment A that (1) is an 8086, but excluding its ring, packaging and associated input/output circuits, and (2) can be manufactured from VAutomation's V8086 HDL mode of the 8086 Core.

       1.12 "Intel" shall mean Intel Corporation, having a place of business at 5000 West Chandler Blvd. Chandler AZ

2.0    LICENSES

       2.1 VAutomation grants Sublicensee a non-exclusive, worldwide, royalty bearing license, without the right to further sublicense, to use, make, have made, sell, offer to sell and import Licensed Products for the term o f this Agreement.

       2.2 The license grant of Section 2.1 covers only the products of the Sublicensee, and is not intended to cover Sublicensee's foundry activities for third parties. For purposes of determining whether a product which Sublicensee develops with or acquires from a third party is, in fact, a Licensed Product, the parties agree that notwithstanding anything herein to the contrary, Licensed Products shall only include products which are:

              (a)    Sold only under Sublicensee's name; or

              (b) designed and developed by or in association with third parties or acquired by Sublicensee; provided that at least ninety percent (90%) of the total number of units of such product which are manufactured by Sublicensee are sold by Sublicensee under its own name and to customers other that the party(ies) with which it developed or from which it acquired such product (directly or indirectly) or on such party s(ies) behalf.

       2.3 Sublicensee understands that Intel may, without consultation with or consent from VAutomation, terminate this Agreement if and when Sublicensee files a patent infringement suit against Intel where the patent relates to technology contained within the 8086, 8088, 80C186, or 80C188.

3.     COMPENSATION

       3.1 Upon execution of this agreement, Sublicensee shall pay VAutomation a fee of 25,000.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       3.2 In addition to the fee described in Section 3.1, Sublicensee shall pay VAutomation a running royalty for each unit of Licensed Product sold by
Sublicensee:

                     Unit Volume   Per Unit Royalty
                     -----------   ----------------

                     1 - 500,000   [**]

                     500,000 +     [**]

       For royalty calculation purposes, if a unit of Licensed Product incorporates more than one 8086 Core, 8088 Core, 80C186 Core and/or 80C188 Core, Sublicensee shall pay VAutomation a royalty for each core incorporated in the Licensed Product.

       3.3 Within thirty (30) days following the end of each calendar quarter, Sublicensee shall wire transfer, in United States Dollars, the full amount of royalties due for units of Licensed Product sold by Sublicensee with respect to such quarter to an account specified by VAutomation. Simultaneously with paying such royalties, Sublicensee shall submit a report, whether or not any royalties are due, in a form reasonably acceptable to VAutomation, which shall be certified by an authorized representative of Sublicensee and which shall state, by individual Licensed Product, the number of each Licensed Product sold by Sublicensee, the number of Licensed Cores included in each such Licensed Product and the royalties due to VAutomation thereon. An example of this report is given in Attachment B.

       3.4 All payments shall be made free and clear without deduction for any and all present and future taxes imposed by any taxing authority. In the event that Sublicensee is prohibited from making such payments unless such deductions are made or withheld therefrom, then Sublicensee shall pay such additional amounts as are necessary in order that the net amounts received by VAutomation, after such deduction or withholding, equal the amount which would have been received if such deduction or withholding had not occurred. Sublicensee shall promptly furnish VAutomation with a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under this Agreement, including taxes made on any additional amounts paid. In cases involving taxes or duties imposed by any taxing authority on or with respect to this Agreement other than (1) taxes referred to above, and (2) income taxes imposed on VAutomation for payments received from Sublicensee under this Agreement, including but not limited to sales and use taxes, stamp taxes, value added taxes, property taxes, the costs of such taxes or duties shall be borne by the Sublicensee. In the event that such taxes or duties are legally imposed initially on VAutomation or VAutomation is later assessed by any taxing authority, then VAutomation will be promptly reimbursed by Sublicensee for such taxes or duties plus any interest and penalties suffered by VAutomation.

       3.5 Sublicensee agrees that any payments required under the terms of this Agreement which are not paid when due will accrue interest at the lesser of: (i) the prime lending rate established by Citibank, New York plus 5%, or
(ii) the highest rate permitted by applicable law; such interest commencing to accrue fifteen (15) days after the due date as established by this Agreement. The right to collect interest on such late payments shall be in addition to any other rights that VAutomation may have.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.     AUDIT RIGHTS AND OBLIGATIONS

       4.1 Sublicensee agrees to make and maintain for five (5) years after the last payment under this Agreement is due, sufficient books, records and accounts regarding Sublicensee's manufacturing activities in order to calculate and confirm Sublicensee's royalty obligations under Section 3.0

       4.2 Each of VAutomation and Intel shall have the right to have its independent third party accounting firm to audit Sublicensee's compliance with this Agreement upon reasonable notice. The auditor will notify Intel and/or VAutomation if the Sublicensee is in compliance with this Agreement, and if not in compliance, what the correct payment should have been. If such audit discloses any non-compliance, the parties agree to promptly remedy the situation and pay/reimburse monies as required and failure to so remedy the non-compliance will be a ground for Intel and/or VAutomation to terminate the license. Additionally, if such audit discloses any non-compliance in the form of underpayment(s) of more than five percent (5%) of the royalties required to be paid, Sublicensee shall reimburse Intel or VAutomation (as appropriate) for all costs and expenses related to such audit. In no event shall an audit under this
Section 4.2 be requested more frequently than once by VAutomation, and once by Intel, every twelve (12) months.

5.     WARRANTY, LIMITATIONS AND INDEMNIFICATION

       5.1 VAutomation warrants that the Licensed Cores and the use and copying of the Licensed Cores as permitted hereunder will not infringe upon or violate any copyright or trade secret of any third party; and that the use of the Licensed Cores as permitted hereunder to use, make, have made, sell and import the Licensed Products shall not infringe upon or violate any of the Licensed Intel Patents.

       5.2    Nothing contained in this Agreement shall be construed as:

              (a) a warranty or representation by Intel as to the validity or scope of any class or type of Licensed Intel Patents; or

              (b) a warranty or representation that any manufacture, sale, lease, use or other disposition of Licensed Products hereunder will be free from infringement of any Intel patents other than those under which licenses have been granted hereunder; or

              (c) an agreement to prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

              (d) conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of either party; or

              (e) conferring by implication, estoppel or otherwise, upon any party licensed hereunder, any license or other right under any patent, copyright, maskwork, trade secret, trademark, or other intellectual property right except the licenses and rights expressly granted hereunder; or

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

              (f) an obligation to furnish any technical information or know-how related to the Licensed Intel Patents.

       5.3 VAutomation will defend, at its expense, and will indemnify Sublicensee against any loss, cost, expense or liability arising out of any claim by a third party against Sublicensee asserting or involving a breach of the representation and warranty made in Section 5.2 above. VAutomation's obligations under this Section shall be contingent on Sublicensee's providing to VAutomation (i) prompt written notice of such claim, (ii) sole control and authority over the defense and settlement thereof, and (iii) reasonable information and assistance to settle and/or defend any such claim or action.

       5.4 If an injunction or order is obtained against Sublicensee's use of any Licensed Core or distribution of Licensed Products, or if VAutomation determines that any Licensed Core or Licensed Product is likely to become the subject of a claim of infringement or violation of a patent, copyright or trade secret of a third party, VAutomation may (but need not), in its sole discretion,
(a) procure for Sublicensee the right to continue using such Licensed Core and distributing such Licensed Products, or (b) replace or modify the same so that it becomes noninfringing provided such modification or replacement does not materially and adversely affect the specifications for or the use or operation of Licensed Core and/or Licensed Products by Sublicensee, or (c) accept the return of the Licensed Cores and/or Licensed Products and refund the fees paid hereunder with respect thereto.

       5.5 Notwithstanding anything above to the contrary, VAutomation shall have no liability or obligation to defend and/or indemnify if the alleged infringement or violation is based upon: (a) the combination of Licensed Cores or Licensed Products with any product or technology not furnished by VAutomation to the extent such combination causes the infringement or violation; (b) the modification of Licensed Cores and/or Licensed Products other than by VAutomation to the extent such modification causes the infringement or violation; or (c) compliance with Sublicensee's specifications, designs or instructions.

       5.6 This Section 5.0 sets forth VAutomation's sole liability, and Sublicensee's sole remedy, arising out of any actual or alleged infringement or violation of third party intellectual property rights in connection with the Licensed Cores and the Licensed Products. EXCEPT AS EXPRESSLY SET FORTH HEREIN, VAUTOMATION DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED CORES AND THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE.

       5.7 Sublicensee agrees to defend or at its option settle any suit or proceeding brought against VAutomation and/or Intel concerning Sublicensee's manufacturing or marketing of Licensed Products, except for claims for which VAutomation is obligated to provide defense and indemnity as provided in Sections 5.3 and 5.5 above. Sublicensee's obligations under this Section shall be contingent on VAutomation providing to Sublicensee (i) prompt written notice of such claim, (ii) sole control and authority over the defense and settlement thereof, and (iii) reasonable information and assistance to settle and/or defend any such claim or action.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.     CONFIDENTIALITY

       The Licensed Cores contain and constitute valuable, confidential and proprietary information of VAutomation. Sublicensee shall take all reasonable steps to protect the value and confidentiality of the Licensed Cores, including without limitation limiting disclosure thereof to employees who have agreed to protect their value and confidentiality and who need access thereto to exercise Sublicensee's rights under this Agreement. Sublicensee acknowledges that failure to protect the value and confidentiality of the Licensed Cores will give rise to irreparable injury to VAutomation, in adequately compensable in damages.

7.     TERM AND TERMINATION

       7.1 The term of this Agreement shall commence as of the date first set forth above and shall continue until November 6, 2006, unless sooner terminated as provided herein.

       7.2 Either party may terminate this Agreement if the other party commits any material breach or default and fails to provide an acceptable remedy of such breach or default within ten (10) days (in the event of a failure to pay amounts due) or thirty (30) days (in all other cases) after written notice of such breach or default from the non-breaching or non-defaulting party. Without limiting the generality of the foregoing, any failure to meet the obligations of
Section 3.0 shall be considered a material breach of this agreement.

       7.3 Either party may terminate this Agreement by written notice to the other upon termination of that certain License Agreement No. 1096TAC004 between Intel and VAutomation dated November 6, 1996.

       7.4 After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments, including without limitation any payments due with respect to Licensed Products sold after the termination or expiration of this Agreement. In addition, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive indefinitely.

8.     GOVERNING LAW

       This Agreement and matters connected with its performance shall be governed by, construed, and interpreted in accordance with the laws of the State of Delaware, without reference to its conflict of laws provisions.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9.     PUBLICITY

       Sublicensee may not use the Intel's name in advertisements or any other marketing or publicity activities, nor otherwise disclose the existence or content of this Agreement without the Intel's prior written consent.

10.    THIRD PARTY BENEFICIARY

       Sublicensee understands and agrees that Intel Corporation shall be considered an intended third party beneficiary with the right to enforce the provisions of this Agreement.

11.    NOTICES

       All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to VAutomation                                If to Sublicensee
-----------------                                -----------------

VAutomation, Incorporated                        Pixelworks, Inc.
402 Amherst Street                               8100 SW Nyberg Road, Suite 100
Nashua, NH 03063                                 Tualatin, OR 97062
Attn: President                                  Attn: President

12.    ASSIGNMENT

       Neither this Agreement nor any right or obligation hereunder is assignable by Sublicensee, whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, substantially all, or any portion of Sublicensee's business or assets or otherwise, either voluntarily, by operation of law, or otherwise, without the prior written consent of VAutomation, such consent not to be unreasonably withheld. Any such purported assignment or transfer shall be deemed a breach of this Agreement and shall be null and void.

13.    RELATIONSHIP OF THE PARTIES

       Nothing in this Agreement shall be construed to make the parties partners or joint venturers or to make either party liable for the obligations, acts, omissions or activities of the other.

14.    ENTIRE AGREEMENT AND WAIVER

       This Agreement is intended to be the entire agreement between the parties with respect to matters contained herein, and supersedes all prior or contemporaneous agreements, discussions and negotiations with respect to those matters. No waiver of any breach or default shall constitute a waiver of any subsequent breach or default.

15.    SEVERABILITY

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       If any provision of this Agreement is held illegal, void or unenforceable, to any extent, in whole or in part, as to any situation or person, the balance shall remain in effect and the provision in question shall remain in effect as to all other persons or situations, as the case may be.

AGREED:
VAutomation, Inc.                                Sublicensee


/s/ Eric Ryherd                                  /s/ Hans H. Olsen
--------------------------                       ---------------------------
Signature                                        Signature

                                                     Hans H. Olsen
--------------------------                       ---------------------------
Eric Ryherd                                      Printed Name

                                                     Vice President
--------------------------                       ---------------------------
President                                        Title

   3-30-1999                                         3-30-1999
--------------------------                       ---------------------------
Date                                             Date


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     ATTACHMENT A

                                80C186 CORE DEFINITION

Architectural Overview

The 80C186 shares a common base architecture with the 8086, 8088, 80186, 80286, Intel386-TM- and Intel486-TM- processors. The 80C186 Core maintains full object-code compatibility with the 8086/8088 family of 16-bit microprocessors.

The 80C186 Core incorporates two separate processing units: an Execution Unit
(EU) and a Bus Interface Unit (BIU). The Execution Unit executes instructions; the Bus Interface Unit fetches instructions, reads operands and writes results. The two units can operate independently of one another and are able, under most circumstances, to overlap instruction fetches and execution. The two units interface via a six-byte prefetch queue.

Execution Unit

The Execution Unit has a 16-bit Arithmetic Logic Unit (ALU) and eight 16-bit general purpose registers. The ALU performs 8-bit or 16-bit arithmetic and logical operations. It provides for data movement between registers, memory and I/O space.

The Execution Unit executes all instructions, provides data and address to the Bus Interface Unit. All registers aud data path in the Execution unit are 16 bits wide for fast internal transfer. The Execution Unit does not connect directly to the system bus. It obtains instructions from the prefetch queue maintained by the Bus Interface Unit.

Bus Interface Unit

The Bus Interface Unit fetches instruction, reads operands and writes results. Tills unit executes all external bus cycles. The Bus Interface Unit consists of the segment registers, the Instruction Pointer, the prefetch queue and several miscellaneous registers. The Bus Interface Unit transfers data ato and from the Execution unit on the ALU data bus.

The Bus Interface Unit performs a 20-bit physical address calculation that allows the Execution Unit to access the full mega-byte of memory space.

Instruction Set

The format of the 80C186 Core instruction set consists of an 8-bit operation code (opcode) and the variable length operands. Nearly every instruction can operate on either byte or word data. Register, memory, and immediate operands can be specified interchangeably in most instructions. Immediate values just serve as source operands and not destination operands. Memory variables can be manipulated (added to, subtracted from, shifted, compared) without being moved into and out of registers.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Addressing Modes

The 80C186 Core access instruction operands in several ways. Operands can be contained either in registers, in the instruction itself, in memory or at I/O ports. Addresses of memory and I/O ports operands can be calculated in many ways. These addressing modes greatly extend the flexibility and convenience of the instruction set.

                                 8086 CORE DEFINITION

The 8086 Core is a 16-bit microprocessor with the following features:

Direct Addressing Capability 1 Mbyte of Memory
MULTIBUS System Compatible interface
14 Word, by 16-Bit Register Set with Symmetrical Operations
24 Operand Addressing Modes
Bit, Byte, Word and Block Operations
8 and 16-Bit Signed and Unsigned Arithmetic in Binary or Decimal Including Multiply and Divide

                                 8088 CORE DEFINITION

The 8088 Core is an 8-bit microprocessor with attributes of both 8-bit and 16-bit microprocessors and with the following features:

8-Bit Data Bus Interface and 16-Bit Internal Architecture
Direct Addressing Capability to 1 Mbyte of Memory
Direct Software Compatibility with 8086 CPU
14-Word by 16-Bit Register Set with Symmetrical Operations
24 Operand Addressing Modes
Byte, Word, and Block Operations
8-Bit and 16-Bit Signed and Unsigned Arithmetic in Binary or Decimal, including Multiply and Divide

                                       [GRAPHIC]

This graphic consists of a simplified functional block diagram of the Intel 80C186 and the 8086 soft core.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     ATTACHMENT B

          QUARTERLY 8086/80186 INTEL INTELLECTUAL PROPERTY SUBLICENSE REPORT

Sublicensee:

------------------------------------------------------------------------------
 Licensed Product    V8086/V186          Units Sold          Comments
 IC Name             instances per IC
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
 Total instances sold this quarter
------------------------------------------------------------------------------


Total instances sold this quarter:
Total instances sold to date:
Royalty due per instance:
Royalty due:

Certified by:

Signature:_______________________

Name:__________________   Title:________________    Date:______________

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.